Exhibit 99.1

HERSHEY ANNOUNCES A PRICE INCREASE, PRELIMINARY SECOND QUARTER RESULTS AND UPDATES 2014 OUTLOOK

HERSHEY, Pa., July 15, 2014 - The Hershey Company (NYSE:HSY) today announced an increase in wholesale prices across the majority of its U.S., Puerto Rico and export portfolio.
A weighted average price increase of approximately 8 percent across the company's instant consumable, multi-pack, packaged candy and grocery lines is effective today. These changes will help offset part of the significant increases in Hershey’s input costs, including raw materials, packaging, fuel, utilities and transportation, which the company expects to incur in the future.
“Over the last year key input costs have been volatile and remain at levels that are above historical averages,” said Michele G. Buck, President, North America, The Hershey Company. “Commodity spot prices for ingredients such as cocoa, dairy and nuts have increased meaningfully since the beginning of the year. Given these trends, we expect significant commodity cost increases in 2015. We are a gross margin focused company and remain committed to our consumer-centric business model of bringing insights to retailers that will enable us to grow our business and the category. During the transition period we will support our brands with higher levels of investment, including merchandising, programming, advertising and innovation, that will benefit Hershey and the category,” Buck concluded.
Direct buying customers will have an opportunity to purchase transitional amounts of product at price points prior to today’s announcement during the four-week period through August 12, 2014. The company does not expect seasonal net price realization until Halloween 2015. Given this timing, the company does not expect today’s announcement to have a material impact on its financial results in 2014. Therefore, the expectation is that the majority of the financial benefit from this pricing action will impact earnings in 2015.
Due to expected volume elasticity on everyday take home items and instant consumable products, as well as year-to-date U.S. channel mix headwinds, the company expects full-year 2014 net sales growth to be around the low end of its long-term 5 to 7 percent target, including the impact of foreign currency exchange rates. Additionally, the company expects commodity costs, primarily dairy, to be greater than its previous estimate resulting in adjusted gross margin that is slightly down versus last year. Therefore, the company anticipates 2014 adjusted earnings per share-diluted growth to be around the low end of its long-term target of 9 to 11 percent.

While preliminary, for the second quarter ended June 29, 2014, the company expects net sales and adjusted earnings per share-diluted to be relatively in line with its forecast. Specifically, second-quarter net sales are expected to increase around 4.5 percent, including an approximate 0.75 point headwind related to foreign currency exchange rates, resulting in adjusted earnings per share-diluted in the $0.75 to $0.77 range. Preliminary reported earnings per share-diluted for the second quarter is estimated to be in the $0.74 to $0.76 range.
Note: In this release, Hershey references income measures that are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment charges, business acquisition closing and integration costs, non-service-related pension income (NSRPI) and non-service-related pension expense (NSRPE). These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.
In 2013, the company recorded total GAAP charges of $19.0 million, or $0.05 per share-diluted, attributable to Project Next Century and $10.9 million, or $0.03 per share-diluted, of NSRPE. Acquisition and integration costs, primarily related to Shanghai Golden Monkey, were $4.1 million, or $0.03 per share-diluted. In 2014, the company expects to record net GAAP charges of approximately $18 million to $23 million, or $0.05 to $0.07 per share-diluted. Charges associated with the Project Next Century program are expected to be $0.01 to $0.02 per share-diluted while NSRPI is expected to be $0.01 to $0.02 per share-diluted. Net acquisition and transaction costs, primarily related to Shanghai Golden Monkey, are expected to be $0.05 to $0.07 per share-diluted.

Below is a reconciliation of earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	Full Year
	2013	2014 (Projected)
Reported EPS - Diluted	$3.61	$3.98 - $4.08
Acquisition, Integration and Transaction Charges	0.03	0.05 - 0.07
Business Realignment Charges	0.05	0.01 - 0.02
NSRPE	0.03	--
NSRPI	--	(0.01) - (0.02)

Adjusted EPS - Diluted	$3.72	$4.05 - $4.13

	Second Quarter
	2013	2014 (Projected)
Reported EPS - Diluted	$0.70	$0.74 - $0.76
Acquisition, Integration and Transaction Charges	--	0.01
Business Realignment Charges	0.01	--
NSRPE	0.01	--
NSRPI	--	--

Adjusted EPS - Diluted	$0.72	$0.75 - $0.77

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2013. All information in this press release is as of July 15, 2014. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.
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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Jeff Beckman	717-534-8090